Exhibit 4.7

FORM OF EXCHANGEABLE NOTE

THE NOTE REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXCHANGE OF THE NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS.

PENGAI AESTHETIC MEDICAL GROUP

EXCHANGEABLE NOTE

No. [•]

US$[•]	December 8, 2016

FOR VALUE RECEIVED, the undersigned, [Issuer], a business company incorporated and existing under the laws of [•] (the “Issuer”), hereby promises to pay, subject to the terms and conditions of this Exchangeable Note (this “Note”, and together with any other outstanding Exchangeable Notes issued pursuant to the Exchangeable Note Purchase Agreement (as defined below), the “Notes”), to the order of Peak Asia Investment Holdings V Limited (together with any permitted transferees, the “Holder”, and together with all other holders of Notes, the “Holders”), the principal amount of [•] United States Dollars (US$[•]) (the “Principal Amount”) and all other sums payable hereunder.

This Note is issued pursuant to, and in accordance with, the Exchangeable Note Purchase Agreement, dated November 9, 2016, by and among Company, the Issuer, the Holder and the other parties named therein (the “Exchangeable Note Purchase Agreement”). The Holder is entitled to the benefits of this Note and the Exchangeable Note Purchase Agreement and, subject to the terms and conditions set forth herein and therein, may enforce the agreements contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. All capitalized terms not otherwise defined in this Note shall have the meanings attributed to such terms in the Exchangeable Note Purchase Agreement.

SECTION 1
REDEMPTION

1.1                               Redemption on Maturity Date. The Issuer shall redeem this Note on the Maturity Date by payment of the Redemption Price to the Holder.

1.2                               Redemption at Option of the Holder. The Holder may, by delivering to the Issuer a notice in the form attached as Exhibit A (a “Default Redemption Notice”) at any time after the occurrence and during the continuance of an Event of Default, require the Issuer to redeem this Note at a price equal to the aggregate of the Principal Amount and the Catch-up Amount (the “Default Amount”). On the twentieth (20th) Business Day after delivery of the Default Redemption Notice, the Issuer shall pay to the Holder the Default Amount.

1.3          Payments.

(a)                                 The Issuer shall pay the applicable Redemption Price to the Holder by wire transfer in United States Dollars in immediately available funds to a bank account specified by the Holder and provided to the Issuer in writing in accordance with Section 8.1 at least five (5) Business Days before payment is due. Following payment in full of the Redemption Price, the Holder shall return this Note for cancellation.

(b)                                 All payments whatsoever under this Note will be made by the Issuer free and clear of, and without liability for withholding or deduction for or on account of, any present or future taxes, duties or charges of whatever nature (“Taxes”) imposed or levied by or on behalf of any applicable jurisdiction, unless the withholding or deduction of such Tax is required by law. If any deduction or withholding for any Tax shall at any time be required in respect of any amounts to be paid by the Issuer under this Note, the Issuer will pay to the relevant taxing jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon, and to the extent that such withholding or deduction does not constitute income tax assessed against the Holder (no matter in the form of direct taxation, withholding or whatsoever), the Issuer shall pay to the Holder such additional amounts as may be necessary in order that the net amounts paid to the Holder pursuant to the terms of this Note, after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to the Holder under the terms of this Note before the assessment of such Tax.

(c)                                  All payments by the Issuer shall be made, not later than 5 p.m. (Hong Kong time) on the due date, by remittance to such bank account as the Holder may notify the Issuer not less than 10 days in advance from time to time.

(d)                                 If any payment pursuant to this Note shall be due on a day that is not a Business Day, such payment shall be made without default on the next succeeding day which is a Business Day, and any interest-bearing portions of the payment shall not accrue interest during such extension.

SECTION 2
EXCHANGE

2.1                               Optional Exchange. The Holder of this Note shall have the right, but not the obligation, at any time on or before the Maturity Date, to exchange this Note in whole, but not in part, into such number of fully paid and non-assessable Exchange Shares as is equal to the quotient of (a) the Principal Amount, divided by (b) the then applicable Exchange Price.

2.2                               Exchange Procedures. The exchange rights set forth in Section 2.1 shall be exercised by the Holder by delivering to the Issuer pursuant to Section 8.1 a written notice in the form of Exhibit B attached hereto (a “Exchange Notice”) specifying (i) that the Holder elects to exchange the entire Note and (ii) the name or names (with address) in which the Exchange Shares, and the certificate or certificates for Exchange Shares, are to be issued. As soon as practicable after the delivery of the Exchange Notice, and in any event no later than three (3) Business Days thereafter, the Issuer shall deliver a duly executed instrument of transfer (as seller) and sold note (if applicable) in respect of the relevant Exchange Shares to be delivered pursuant to the Exchange Notice to the Holder pursuant to Section 8.1, and as soon as practicable after the receipt by the Issuer of the said instrument of transfer and the related bought note (if applicable) duly executed by the Holder as purchaser in respect of the Exchange Shares but in no event later than ten (10) Business Days thereafter (or such longer period as the Issuer and the Holder may mutually agree), the Issuer shall take all actions and execute all documents necessary to effect the transfer and registration (if not previously registered) of such Exchange Shares (including giving all necessary instruction to the relevant share registry to effect such transfer and registration (if not previously registered)) and deliver to the Holder certificate(s) representing the number of fully paid and non-assessable Exchange Shares calculated in accordance with Section 2.1. Against the Issuer’s delivery of the abovementioned Exchange Shares, the Holder shall (i) cause this Note to be delivered to the Issuer for cancellation and (ii) release the Share Charge and deliver to the Issuer a deed of release in respect of an amount of Shares equal to the Exchange Shares (the “Release Shares”) together with the corresponding share certificates representing the Release Shares and the related instruments of transfer, bought and sold notes and other related documents previously delivered to the Holder under the Share Charge, if any. Unless contrary to the laws of Hong Kong or the Cayman Islands, at the time of surrender of this Note, the Person in whose name any certificate(s) for the Exchange Shares shall be issuable upon such exchange shall be deemed by the Issuer and the Holder to be the beneficial owner of such Exchange Shares on such date, notwithstanding that the share register of the Company shall then be closed or that the certificates representing such Exchange Shares shall not then be actually delivered to such Person.

2.3                               Fractional Shares. No fractional Exchange Shares shall be transferred upon exchange of this Note. All Exchange Shares (including fractions thereof) into which more than one Note held by a Holder thereof may be exchangeable shall be aggregated for purposes of determining whether the exchange would result in the issuance of any fractional share. If, after the aforementioned aggregation, the exchange would result in the issuance of any fractional share, the Issuer shall, in lieu of transferring any fractional share, pay cash equal to the product of such fraction multiplied by the higher of (i) fair market value of one Exchange Share on the date of exchange of this Note and (ii) the Exchange Price.

2.4                               Availability of Shares. The Issuer covenants that it will cause the Company to reserve for issuance and/or transfer, each solely for the purpose of transfer or delivery upon any exchange herein provided, such number of Series B Preferred Shares equal to the number of Exchange Shares receivable hereunder. The Issuer covenants that all Exchange Shares, when issued, transferred or delivered pursuant to Section 2.2, shall be duly and validly issued and fully paid, free and clear of all Encumbrances.

2.5                               Adjustment of Exchange Price upon Dividend, Subdivision, Combination or Reclassification of Exchange Shares. In the event that the Company shall at any time or from time to time, prior to exchange of this Note (i) make a distribution of Series B Preferred Shares (other than a scrip dividend out of current year’s profits, in connection with which the holders of Shares have the right to elect to receive cash or Shares) by way of capitalization of profits or reserves (including any share premium account or capital redemption reserve fund), (ii) subdivide the outstanding Series B Preferred Shares into a larger number of shares, (iii) combine the outstanding Series B Preferred Shares into a smaller number of shares or (iv) issue any Ordinary Share Equivalents in a reclassification of the Series B Preferred, then, and in each such case, the Exchange Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Issuer) so that the Holder shall be entitled to receive the number of Shares or other securities of the Company that the Holder would have held or been entitled to receive upon or by reason of the relevant event described above had this Note been exchanged immediately prior to the occurrence of such event or (if earlier) the record date for shareholders of the Company entitled to participate in such distribution. An adjustment made pursuant to this Section 2.5 shall become effective retroactively (x) in the case of any such distribution, to a date immediately following the close of business on the record date for the determination of holders of Series B Preferred Shares entitled to receive such distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

2.6                               Abandonment. If the Company shall set a record date for the determination of holders of Series B Preferred Shares entitled to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Exchange Price shall be required by reason of setting such record date.

2.7                               Certificate as to Adjustments. Upon any adjustment in the Exchange Price (including an adjustment pursuant to Section 6.5 of the Exchangeable Note Purchase Agreement, if any), the Issuer shall, within a reasonable period (not to exceed 20 Business Days) following any of the foregoing transactions deliver to the Holders a certificate, signed by a director of the Issuer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Exchange Price then in effect following such adjustment.

2.8                               Reorganization, Reclassification. In case of any merger, amalgamation, arrangement or consolidation of the Company or any capital reorganization, reclassification or other change of outstanding Shares (each, a “Transaction”), the Issuer shall execute and deliver to the Holder at least thirty (30) days prior to effecting such Transaction a certificate, signed by a director of the Issuer, stating that the rights of the Holder shall continue to be recognized and not prejudiced by the Transaction and appropriate provision shall be made therefor in the agreement, if any, relating to such Transaction. Where there is an adjustment to the Exchange Price, any certificate delivered pursuant to this Section 2.8 shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 2.5. The provisions of this Section 2.8 and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

2.9                               Legends. The Holder agrees to the imprinting, so long as required by law, of a legend on certificates representing all of the Holder’s Exchange Shares issuable upon exchange of this Note in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS.

PENGAI AESTHETIC MEDICAL GROUP (THE “COMPANY”) IS A COMPANY INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS, AND THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL NOT BE SOLD, ASSIGNED, TRANSFERRED, EXCHANGED, MORTGAGED, PLEDGED OR OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE ARTICLES OF ASSOCIATION OF THE COMPANY AND THE SHAREHOLDER AND NOTEHOLDER AGREEMENT. COPIES OF THE ARTICLES OF ASSOCIATION OF THE COMPANY AND THE SHAREHOLDER AND NOTEHOLDER AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SHARES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE ARTICLES OF ASSOCIATION OF THE COMPANY AND THE SHAREHOLDER AND NOTEHOLDER AGREEMENT.

SECTION 3
COVENANTS

3.1                               Positive Covenants. The Issuer covenants to the Holder that, from the date hereof until all amounts owing under this Note have been paid in full or this Note has been redeemed or exchanged in full, the Issuer shall:

(a)                                 punctually repay the principal when due, and pay any other amount due and payable under this Note in the manner specified in this Note;

(b)                                 give written notice promptly to the Holder of any condition or event that constitutes an Event of Default (as defined below) or Potential Event of Default by delivering a certificate specifying the nature and period of existence of such condition, event or change and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition;

(c)                                  comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change; and

(d)                                 execute and deliver, or cause to be executed and delivered, upon the reasonable request of the Holder and at the Issuer’s expense, such additional documents, instruments and agreements as the Holder may reasonably determine to be necessary to carry out the provisions of this Note and the Exchangeable Note Purchase Agreement and the transactions and actions contemplated hereunder and thereunder.

SECTION 4 EVENTS OF DEFAULT

4.1                               Events of Default. The occurrence and continuance of any one or more of the following events shall constitute an “Event of Default”:

(a)                                 the Issuer shall fail to pay any amount which is payable under this Note when due in accordance with the terms hereof and such non-payment is not remedied within ten (10) days after the relevant due date;

(b)                                 any representation, warranty, certification or statement made by or on behalf of the Issuer or any other Warrantor in this Note, the Exchangeable Note Purchase Agreement, or any other EN Basic Documents, or in any certificate or other document delivered pursuant hereto or thereto, shall have been false in any material respect when made (a “Breach”) and, if capable of being remedied, has not been remedied within thirty (30) days after being notified in writing of such Breach by the Holder; provided that such Breach has caused or is likely to cause a Material Adverse Change;

(c)                                  the Issuer, any other Warrantor or any Group Company shall commit any material default in the observance or performance of any other covenant, condition or agreement contained any EN Basic Document (except for those set forth on Section 6.4(j) of the Exchangeable Note Purchase Agreement), and such default: (i) cannot be cured or (ii) can be cured but has continued for thirty (30) days after being notified in writing of such default by the Holder;

(d)                                 the Issuer, any other Warrantor or any Group Company shall (i) default (but after expiration of any period of grace, if any, provided in the instrument or agreement under which such indebtedness was created) in making any payment of any principal of any indebtedness (including any other Note) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created; or (iii) default in the observance or performance of any other material agreement, term, covenant or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, the effect of which default is to cause, or to permit the holder or beneficiary of such indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such indebtedness to become due and payable prior to its stated maturity;

(e)                                  (i) the Issuer, any other Warrantor or any Group Company shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against the Issuer, any other Warrantor or any Group Company any case, proceeding or other action of a nature referred to in clause (i) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of ten (10) Business Days; or (iii) there shall be commenced against the Issuer any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed, or bonded pending appeal, within ten (10) Business Days after the entry thereof; or (iv) the Issuer, any other Warrantor or any Group Company shall (1) make a general assignment for the benefit of its creditors, or (2) shall admit its inability to pay its debts when they become due; or (v) there shall be any order, judgment or decree entered against the Issuer, any other Warrantor or any Group Company decreeing the dissolution or split up of such entity and such order shall remain undischarged or unstayed for a period in excess of 30 days, or any Group Company shall cease to carry on all or any substantial part of its business in the ordinary course.

4.2                               Notice by the Issuer. Upon the occurrence of an Event of Default, the Issuer shall give the Holder prompt notice of the occurrence of such Event of Default.

4.3                               Consequence of Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Holder may, by notice in writing to the Issuer declare this Note in whole, but not in part, and all accrued interest thereon, to be immediately due and payable and require the Issuer to redeem this Note in accordance with Section 1.2. At the time for payment of the Default Amount by the Issuer in accordance with such Section, the Holder shall surrender the Note to the Issuer in the manner and at the place designated by the Issuer and thereupon the Default Amount shall be payable to the Holder, and the Note shall be canceled and retired. For the avoidance of doubt, following the payment in full by the Issuer of the Default Amount, then notwithstanding that this Note shall not have been surrendered, interest with respect to this Note shall cease to accrue after such payment, and all rights with respect to this Note shall forthwith terminate following such payment.

4.4                               Expenses. The Issuer will pay all costs and expenses (including without limitation fees and expenses of legal counsel) reasonably incurred by the Holder in connection with: (i) enforcing or defending (or determining whether or how to enforce or defend) any rights under this Note or any other EN Basic Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Note or any other EN Basic Documents, or by reason of being the holder of the Note; and (ii) the insolvency or bankruptcy of the Issuer or any work-out or restructuring of the transactions contemplated by this Note or any other EN Basic Documents.

SECTION 5
REGISTRATION AND TRANSFER OF NOTE

5.1                               Register. The Issuer shall keep at its principal office a register in which the Issuer shall provide for the registration and transfer of this Note, in which the Issuer shall record the name and address of the Holder and the name and address of each permitted transferee and prior owner of this Note. The Holder shall notify the Issuer of any change of name or address and promptly after receiving such notification the Issuer shall record such information in such register.

5.2                               Transfer. Except for the transfer by the Holder of the Note and its rights, interest and duties hereunder to any Affiliate(s) of the Holder or any third party that is not a Competitor, this Note and all rights hereunder shall not be transferred by the Holder without the prior written consent of the Issuer.

5.3                               Replacement of Note. Upon receipt by the Issuer of evidence of the loss, theft, destruction or mutilation of this Note and

(a)                                 in the case of loss, theft or destruction, of indemnity from the Holder reasonably satisfactory to it, or

(b)                                 in the case of mutilation, upon surrender and cancellation thereof,

the Issuer at its own expense shall within ten (10) Business Days execute and deliver to the Holder, in lieu thereof, a new Note, dated and bearing interest from the Original Issuance Date.

SECTION 6
DEFINITIONS

6.1                               Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings as ascribed to them in the Exchangeable Note Purchase Agreement. In this Note, unless the context otherwise requires the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that directly or indirectly is Controlled by such natural person or is a Relative of such natural person. In the case of the Holder, the term “Affiliate” includes (v) any shareholder of the Holder, (w) any of such shareholder’s general partners or limited partners, (x) the fund manager managing such shareholder (and general partners, limited partners and officers thereof) and (y) trusts controlled by or for the benefit of any such individuals referred to in (v), (w) or (x).

“Business” has the meaning set forth in the Exchangeable Note Purchase Agreement.

“Business Day” has the meaning set forth in the Exchangeable Note Purchase Agreement.

“Catch-up Amount” means such amount as would, when taken together with the Principal Amount, would represent an IRR in respect of the Note equal to 10%.

“Company” means Pengai Aesthetic Medical Group, a company incorporated and existing under the laws of the Cayman Islands.

“Control” of a Person means (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Competitor” means any Person that is listed on Schedule I or otherwise engaged in the Business via managing or operating at least two (2) aesthetic hospitals or clinics in the PRC, or in the case of any of the foregoing, any of their Affiliates. For the avoidance of doubt, any bona fide financial investor investing in the Business shall not be deemed as a Competitor.

“Convertible Note Purchase Agreement” means the convertible note purchase agreement between the Holder and the Company with respect to the issuance of certain convertible note(s) by the Company to the Holder, dated November 9, 2016.

“Encumbrance” has the meaning set forth in the Exchangeable Note Purchase Agreement.

“EN Basic Documents” has the meaning set forth in the Exchangeable Note Purchase Agreement.

“Exchange Price” means US$2.3292 per Share, subject to adjustment as provided in Section 6.5 of the Exchangeable Note Purchase Agreement, as well as Section 2.5 and Section 2.8 hereof.

“Exchange Shares” means the Series B Preferred Shares.

“Exchangeable Note Purchase Agreement” has the meaning set forth in the Preamble.

“Group” and “Group Companies” has the meaning set forth in the Exchangeable Note Purchase Agreement.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange.

“Holder” and “Holders” have the meaning ascribed to them in the Preamble.

“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China.

“IRR” means the internal rate of return achieved by the Holder with respect to the Holder’s purchase and holding of the Note, the calculation of which internal rate of return shall take into account (i) the amount and timing of the purchase of the Note and (ii) the amount and timing of any distributions and payments by the Company attributable to the Note.

“Issuer” has the meaning set forth in the Preamble.

“Material Adverse Change” has the meaning set forth in the Exchangeable Note Purchase Agreement.

“Maturity Date” means the fourth (4th) anniversary of the Original Issuance Date.

“Note” and “Notes” have the meaning ascribed to them in the Preamble.

“Original Issuance Date” means the date of this Note.

“Ordinary Shares” means the Ordinary Shares of the Company, par value US$0.001 per share.

“Ordinary Share Equivalent” means any security or obligation which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including this Note and any option, warrant or other subscription or purchase right with respect to Ordinary Shares or such other share capital.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Principal Amount” has the meaning set forth in the Preamble.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“PRC” means the People’s Republic of China and for the purpose of this Agreement shall exclude Hong Kong Special Administrative Region, Taiwan and the Macau Special Administrative Region.

“Redemption Price” means the Principal Amount or the Default Amount, as applicable.

“Share Charge” means the share charges under the Security Documents (as defined in the Exchangeable Note Purchase Agreement).

“Shares” means any shares of the Company.

“Series B Preferred Shares” means the redeemable Series B Preferred Shares of the Company, par value US$0.001 per share.

“Warrantors” shall have the meaning set forth in the Exchangeable Note Purchase Agreement.

6.2                               Headings. Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

6.3                               Reference to Documents. A reference to any Section or Exhibit is, unless otherwise specified, to such Section of or Exhibit to this Note. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Note as a whole and not to any particular Section hereof. A reference to any document (including this Note) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

SECTION 7
GOVERNING LAW; JURISDICTION

7.1                               GOVERNING LAW AND JURISDICTION. Any dispute or claim arising out of or in connection with or relating to this Note shall be settled in accordance with sections 12.1 and 12.2 (Governing Law and Dispute Resolution) of the Exchangeable Note Purchase Agreement.

SECTION 8
MISCELLANEOUS

8.1                               Notices. Each notice, demand or other communication given or made under this Note shall be in writing in English and delivered or sent to the Issuer or the Holder at its respective addresses or fax numbers specified in the Exchangeable Note Purchase Agreement (or such other address or fax number as the addressee has by five days’ prior written notice specified). Any notice, demand or other communication shall be delivered in person, sent by fax, mailed, first class, postage prepaid, or sent by commercial overnight courier service; provided that any notice, demand or other communication made by letter between countries shall be delivered by internationally recognized commercial courier service. Any notice, demand or other communication so addressed to the Issuer or the Holder, as the case may be, shall be deemed to have been delivered, (a) if delivered in person or by courier, when proof of delivery is obtained by the delivering party; (b) if sent by post within the same country, on the third Business Day following posting, and if sent by post to another country, on the seventh Business Day following posting; and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

8.2                               Wavier. The Issuer waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note. Unless otherwise provided herein, the Issuer agrees that no omission or delay by the Holder in exercising any right under this Note shall operate as a waiver, and the single or partial exercise of any such right or rights shall not preclude any other further exercise of such right or rights.

8.3                               Amendment. This Note may not be amended or modified except by a written agreement executed by the Issuer and the Holder.

8.4                               Language. This Note is drawn up in the English language. If this Note is translated into any language other than English, the English language text shall prevail.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the date first above written by its officer or director thereunto duly authorized.

Executed as a deed by	)
[Issuer]	)
)
By	)
	)	Name:
	)	Title:
In the presence of:	)

Witness
Name:

[Signature Page to Exchangeable Note]

AGREED AND ACCEPTED:

Peak Asia Investment Holdings V Limited

By:
Name:
Title:

[Signature Page to Exchangeable Note]

SCHEDULE I

LIST OF COMPETITORS

EXHIBIT A

FORM OF DEFAULT REDEMPTION NOTICE

[date]

To:          Pengai Hospital Management Corporation (the “Issuer”)

Re:          Default Redemption Notice in relation to the Exchangeable Note No. [  ] with an aggregate outstanding Principal Amount of [  ] (the “Note”). Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Note.

Dear Sirs:

We, the holder of the Note, hereby deliver this Redemption Notice pursuant to Section 1.2 of the Note and hereby notify the Issuer of the exercise of the redemption right set forth in Section 1.2 of the Note to redeem [all of the outstanding principal amount of the Note] at an amount calculated pursuant to the Note as specified below.

Aggregate outstanding Principal Amount to be redeemed: US$ [                      ]

Catch-up Amount: US$ [              ]

Total Redemption Price: US$ [                      ]

Please kindly transfer to us the Default Amount in accordance with the provisions of Section 1.2 of the Note.

Very truly yours,

[Names of the Holder]

By:
Name:
Title:

EXHIBIT B

FORM OF EXCHANGE NOTICE

[date]

To:          Pengai Hospital Management Corporation (the “Issuer”)

Re:          Exchange Notice in relation to the Exchangeable Note No. [    ] with an aggregate outstanding Principal Amount of [    ] (the “Note”). Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Note.

Dear Sirs:

We, holder of the Note, hereby deliver this Exchange Notice pursuant to Section 2.2 of the Note and hereby notify the Issuer of the exercise of the exchange right set forth in Section 2.1 of the Note to exchange all of the outstanding Principal Amount of the Note at the applicable Exchange Price.

Aggregate outstanding Principal Amount: US$ [                   ]

Exchange Price: US$ [                   ] per [Series B Preferred Shares].

Please kindly procure to transfer to us such number of [Series B Preferred Shares] to be transferred upon exchange of the Note in accordance with this Exchange Notice and with the provisions of Section 2.2 of the Note to the following entity(ies):

(1)                                 Name: [                   ]

Address: [                   ]

Number of [Series B Preferred Shares] to be transferred: [                   ]

(2)                                 [Repeat as necessary]

Very truly yours,

[Name of the Holder]

By:
Name:
Title: